Kewaunee Scientific Reports
Results for Second Quarter of Fiscal Year 2023

Exchange:    NASDAQ (KEQU)                Contact:    Donald T. Gardner III
                                    704/871-3274

STATESVILLE, N.C. December 7, 2022 – PRNewswire / Kewaunee Scientific Corporation (NASDAQ: KEQU) today announced results for its second quarter ended October 31, 2022.

Fiscal Year 2023 Second Quarter Results:

Sales during the second quarter of fiscal year 2023 were $54,564,000, an increase of 39.8% compared to sales of $39,031,000 from the prior year second quarter. Pre-tax earnings for the quarter were $456,000 compared to a pre-tax loss of $2,887,000 for the prior year period. Kewaunee recorded a net loss of $243,000 compared to net loss of $3,100,000 for the prior year period. Similar to the Company's first quarter results, pre-tax earnings for the current quarter were impacted as the Company worked to deliver a portion of the remaining direct orders in its order backlog. Nearly 20% of the current period's domestic segment revenue was for direct orders that, in aggregate, were delivered at a loss for the Company. Most of these projects were tied to contracts that were priced and executed prior to the broad-based inflation experienced last fiscal year. EBITDA1 for the quarter was $1,252,000 compared to ($2,116,000) for the prior year period. Diluted loss per share was ($0.09), as compared to diluted loss per share of ($1.11) in the prior year second quarter.

The Company’s order backlog was $157.8 million on October 31, 2022, as compared to $139.7 million on October 31, 2021, and $173.9 million on April 30, 2022. As the Company continues winding down the remaining direct jobs, the quality of the backlog continues to improve.

Domestic Segment - Domestic sales for the quarter were $37,991,000, an increase of 26.9% from sales of $29,934,000 in the prior year period. The increase in sales was driven by both higher manufacturing volume and higher input costs being rolled into product pricing. Domestic segment net income was $491,000 compared to net loss of $2,095,000 in the prior year period. Domestic segment EBITDA was $1,088,000 compared to ($1,480,000) for the prior year period.

International Segment - International sales for the quarter were $16,573,000, an increase of 82.2% from sales of $9,097,000 in the prior year period due to the continued delivery of a number of large projects booked in the prior fiscal year. International segment net income was $1,157,000 compared to $365,000 in the prior year period. International segment EBITDA was $1,668,000 compared to $594,000 for the prior year period.

Corporate Segment – Corporate segment pre-tax net loss was $1,891,000 for the quarter, as compared to a pre-tax net loss of $1,370,000 in the prior year period. Corporate segment
1 EBITDA is a non-GAAP financial measure. See the table below for a reconciliation of EBITDA and segment EBITDA to net earnings (loss), the most directly comparable GAAP measure.

CORPORATE OFFICES ● P. O. BOX 1842, STATESVILLE, NORTH CAROLINA 28687-1842 ● 2700 WEST FRONT STREET, STATESVILLE, NORTH CAROLINA 28677-2927
PHONE 704-873-7202 ● FAX 704-873-1275

EBITDA for the quarter was ($1,504,000) compared to corporate segment EBITDA of ($1,230,000) for the prior year period. The primary driver of the change in EBITDA was higher pension expense due to the change in the underlying asset valuation for the Company's frozen pension plan.

Total cash on hand on October 31, 2022 was $16,317,000, as compared to $6,894,000 on April 30, 2022. The increase in cash was primarily from proceeds of the sale-leaseback financing transaction that was recorded as a note receivable on April 30, 2022 and advanced billings received for several large international projects. Working capital was $47,756,000, as compared to $23,049,000 at the end of the second quarter last year and $49,272,000 on April 30, 2022. The Company had no short-term debt as of October 31, 2022, as compared to $1,588,000 on April 30, 2022. Long-term debt was $29,360,000 on October 31, 2022 as compared to $29,704,000 on April 30, 2022. The Company’s debt-to-equity ratio on October 31, 2022 was 1.12-to-1, as compared to 1.07-to-1 on April 30, 2022.

"Kewaunee's financial performance during the second quarter of fiscal year 2023 showed improvement when compared to the first quarter of the fiscal year despite the ongoing negative impact of direct contracts that we are working to complete," said Thomas D. Hull III, Kewaunee's President and Chief Executive Officer. "This continued improvement speaks to the strength of our dealer, distribution, and international businesses, reaffirming our strategic decision to stop selling direct."

"We continue to work to improve the quality of our order backlog by delivering a portion of the lower margin direct sales orders and replacing those orders in the backlog with higher margin product orders. This dynamic, as well as our ability to focus solely on supporting our dealer and distribution channel partners domestically and the continued growth of our International business, positions Kewaunee well as we move through the balance of the fiscal year."

EBITDA and Segment EBITDA Reconciliation

Quarter Ended October 31, 2021	Domestic	International	Corporate	Consolidated
Net Earnings (Loss)	$(2,095)	$365	$(1,370)	$(3,100)
Add/(Less):
Interest Expense	—	8	124	132
Interest Income	—	(45)	(1)	(46)
Income Taxes	—	195	—	195
Depreciation and Amortization	615	71	17	703
EBITDA	$(1,480)	$594	$(1,230)	$(2,116)

Quarter Ended October 31, 2022	Domestic	International	Corporate	Consolidated
Net Earnings (Loss)	$491	$1,157	$(1,891)	$(243)
Add/(Less):
Interest Expense	—	29	341	370
Interest Income	—	(152)	(1)	(153)
Income Taxes	—	570	—	570
Depreciation and Amortization	597	64	47	708
EBITDA	$1,088	$1,668	$(1,504)	$1,252

Year to Date October 31, 2021	Domestic	International	Corporate	Consolidated
Net Earnings (Loss)	$(2,304)	$740	$(2,881)	$(4,445)
Add/(Less):
Interest Expense	—	9	229	238
Interest Income	—	(91)	(2)	(93)
Income Taxes	—	446	—	446
Depreciation and Amortization	1,223	137	36	1,396
EBITDA	$(1,081)	$1,241	$(2,618)	$(2,458)

Year to Date October 31, 2022	Domestic	International	Corporate	Consolidated
Net Earnings (Loss)	$589	$1,844	$(3,423)	$(990)
Add/(Less):
Interest Expense	—	60	694	754
Interest Income	—	(262)	(357)	(619)
Income Taxes	—	949	—	949
Depreciation and Amortization	1,210	128	95	1,433
EBITDA	$1,799	$2,719	$(2,991)	$1,527

About Non-GAAP Measures

EBITDA and Segment EBITDA are calculated as net earnings (loss), less interest expense and interest income, income taxes, depreciation, and amortization. We believe EBITDA and Segment EBITDA allow management and investors to compare our performance to other companies on a consistent basis without regard to depreciation and amortization, which can vary significantly between companies depending upon many factors. EBITDA and Segment EBITDA are not calculations based upon generally accepted accounting principles, and the method for calculating EBITDA and Segment EBITDA can vary among companies. The amounts included in the EBITDA and Segment EBITDA calculations, however, are derived from amounts included in the historical statements of operations. EBITDA and Segment EBITDA should not be considered as alternatives to net earnings (loss) or operating earnings (loss) as an indicator of the Company’s operating performance, or as an alternative to operating cash flows as a measure of liquidity.

About Kewaunee Scientific

Founded in 1906, Kewaunee Scientific Corporation is a recognized global leader in the design, manufacture, and installation of laboratory, healthcare, and technical furniture products. The Company’s products include steel, wood, and laminate casework, fume hoods, adaptable modular systems, moveable workstations, stand-alone benches, biological safety cabinets, and epoxy resin worksurfaces and sinks.

The Company’s corporate headquarters are located in Statesville, North Carolina. Sales offices are located in the United States, India, Saudi Arabia, and Singapore. Three manufacturing facilities are located in Statesville serving the domestic and international markets, and one manufacturing facility is located in Bangalore, India serving the local, Asian, and African markets. Kewaunee Scientific's website is located at http://www.kewaunee.com.

This press release contains statements that the Company believes to be "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. All statements other than statements of historical fact included in this press release, including statements regarding the Company's future financial condition, results of operations, business operations and business prospects, are forward-looking statements. Words such as "anticipate," "estimate," "expect," "project," "intend," "plan," "predict," "believe" and similar words, expressions and variations of these words and expressions are intended to identify forward-looking statements. Such forward-looking statements are subject to known and unknown risks, uncertainties, assumptions, and other important factors that could significantly impact results or achievements expressed or implied by such forward-looking statements. Such factors, risks, uncertainties and assumptions include, but are not limited to: competitive and general economic conditions and the ongoing impact of the COVID-19 pandemic, including disruptions from government mandates, both domestically and internationally, as well as supplier constraints and other supply disruptions; changes in customer demands; technological changes in our operations or in our industry; dependence on customers’ required delivery schedules; risks related to fluctuations in the Company’s operating results from quarter to quarter; risks related to international operations, including foreign currency fluctuations; changes in the legal and regulatory environment; changes in raw materials and commodity costs; acts of terrorism, war, governmental action, and natural disasters and other Force Majeure events. The cautionary statements made pursuant to the Reform Act herein and elsewhere by us should not be construed as exhaustive. We cannot always predict what factors would cause actual results to differ materially from those indicated by the forward-looking statements. Over time, our actual results, performance, or achievements will likely differ from the anticipated results, performance or achievements that are expressed or implied by our forward-looking statements, and such difference might be significant and harmful to our stockholders’ interest. Many important factors that could cause such a difference are described under the caption “Risk Factors,” in Item 1A of our Annual Report on Form 10-K for the fiscal year ended April 30, 2022, which you should review carefully, and in our subsequent quarterly reports on Form 10-Q and current reports on Form 8-K. These reports are available on our investor relations website at www.kewaunee.com and on the SEC website at www.sec.gov. These forward-looking statements speak only as of the date of this document. The Company assumes no obligation, and expressly disclaims any obligation, to update any forward-looking statements, whether as a result of new information, future events or otherwise.

Kewaunee Scientific Corporation
Condensed Consolidated Statements of Operations
(Unaudited)
($ and shares in thousands, except per share amounts)

	Three Months Ended October 31,		Six Months Ended October 31,
	2022	2021	2022	2021
Net sales	$54,564	$39,031	$104,687	$78,524
Cost of products sold	45,863	35,434	89,790	69,253
Gross profit	8,701	3,597	14,897	9,271
Operating expenses	7,946	6,487	14,538	13,252
Operating profit (loss)	755	(2,890)	359	(3,981)
Pension (expense) income	(8)	89	(35)	178
Other income, net	79	46	546	98
Interest expense	(370)	(132)	(754)	(238)
Profit (Loss) before income taxes	456	(2,887)	116	(3,943)
Income tax expense	570	195	949	446
Net loss	(114)	(3,082)	(833)	(4,389)
Less: Net earnings attributable to the non-controlling interest	129	18	157	56
Net loss attributable to Kewaunee Scientific Corporation	$(243)	$(3,100)	$(990)	$(4,445)

Net loss per share attributable to Kewaunee Scientific Corporation stockholders
Basic	$(0.09)	$(1.11)	$(0.35)	$(1.60)
Diluted	$(0.09)	$(1.11)	$(0.35)	$(1.60)
Weighted average number of common shares outstanding
Basic	2,830	2,789	2,819	2,783
Diluted	2,830	2,789	2,819	2,783

Kewaunee Scientific Corporation
Condensed Consolidated Balance Sheets
($ in thousands)

	October 31, 2022	April 30, 2022
	(Unaudited)
Assets
Cash and cash equivalents	$9,419	$4,433
Restricted cash	6,898	2,461
Receivables, less allowances	41,472	41,254
Inventories	24,502	23,796
Note Receivable	—	13,457
Prepaid expenses and other current assets	8,323	6,164
Total Current Assets	90,614	91,565
Net Property, Plant and Equipment	14,607	15,121
Right of use assets	9,908	7,573
Other assets	3,989	4,514
Total Assets	$119,118	$118,773

Liabilities and Stockholders' Equity
Short-term borrowings	$—	$1,588
Current portion of lease obligations	2,073	1,445
Current portion of financing liability	608	575
Accounts payable	23,050	27,316
Other Current Liabilities	17,127	11,369
Total Current Liabilities	42,858	42,293
Long-term portion of lease obligations	7,965	6,407
Long-term portion of financing liability	28,459	28,775
Other non-current liabilities	4,827	5,118
Total Liabilities	84,109	82,593
Kewaunee Scientific Corporation Equity	34,402	35,694
Non-controlling interest	607	486
Total Stockholders' Equity	35,009	36,180
Total Liabilities and Stockholders' Equity	$119,118	$118,773